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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2004

CHORDIANT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	93-1051328
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number:

000-29357

20400 Stevens Creek Boulevard, Suite 400
Cupertino, CA    95014
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (408) 517-6100

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective December 31, 2004, Charles Swan will resign as Interim Chief Financial Officer and Interim Principal Accounting Officer of Chordiant. Subsequent to this, Mr. Swan will continue to provide services to Chordiant in other capacities.

(c) On November 17, 2004, George de Urioste was appointed Chief Operating Officer of Chordiant effective immediately and, effective January 1, 2005, Chief Financial Officer and Principal Accounting Officer of Chordiant. Mr. de Urioste will have responsibilities over finance and administration, legal operations, human resources, information technology and investor relations.

Pursuant to the terms of his offer letter, Mr. de Urioste's annual base salary will initially be $300,000, with a target annual bonus of up to 60% of his base salary. Additionally, Mr. de Urioste will be granted an option to purchase 750,000 shares of Chordiant's common stock. The stock option will vest in equal monthly installments over 30 months, provided Mr. de Urioste continues to provide services to Chordiant.

Mr. de Urioste, age 49, has been on the board of directors of Rainmaker Systems (Nasdaq: RMKR) since 2003, an outsource provider of sales and marketing programs for service contracts. From July to November 2003, Mr. de Urioste was Executive Vice President and Chief Financial Officer of Savi Technology, Inc., a developer of radio frequency identification products. Mr. de Urioste is currently chairman, and from 2000 until July 2003, was Chief Executive Officer of Aeroprise, Inc., an enterprise software company, which Mr. de Urioste founded in 2000. Between 1998 and 2000, Mr. de Urioste was involved in various community service and personal projects. Mr. de Urioste is a Certified Public Accountant in California, received his M.B.A. from University of California at Berkeley, and his B.S. in Accounting from University of Southern California.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chordiant Software, Inc.
Date: November 22, 2004	By: /s/ Stephen Kelly Stephen Kelly Chief Executive Officer